EXHIBIT 10.11

Farm-Out Agreement (Maranta E&P Block) by and between Emerald Energy Plc Sucursal Colombia and La Cortez Energy Colombia, Inc. dated as of February 6, 2008

FARM OUT AGREEMENT

Maranta E&P Contract

by and between

EMERALD ENERGY PLC SUCURSAL COLOMBIA

and

LA CORTEZ ENERGY COLOMBIA, INC

Add Exhibits

Exhibit A	E&P Contract

Exhibit B	Joint Operating Agreement

Exhibit C	Assignment

FARMOUT AGREEMENT

THIS AGREEMENT is entered into on the      day of February 2009 by and between EMERALD ENERGY PLC SUCURSAL COLOMBIA (hereinafter referred to as “Farmor”), a Colombian branch of a company existing under the laws of The Isle of Man, United Kingdom and LA CORTEZ ENERGY COLOMBIA Inc (hereinafter referred to as “Farmee”), a company existing under the laws of the state of Nevada.  The companies named above and their respective successors and assignees (if any) may sometimes individually be referred to as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Contract (as defined below) was signed on 12nd September 2006 by and between Emerald Energy Plc. Sucursal Colombia and the AGENCIA NACIONAL DE HIDROCARBUROS (“ANH”) for the exploration and production of hydrocarbons in the Contract Area as defined below (the “CONTRACT”).

WHEREAS, as of the date of this Agreement, Farmor holds 100% of the interest rights and obligations in the Contract. As per the Contract, Farmor is obligated to bear 100% of the exploration investments related to the Contract.

WHEREAS, Farmor is willing to assign and transfer to Farmee, and Farmee wishes to acquire part of the interests, rights and obligations under the Contract.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set out below and to be performed, the Farmor and Farmee agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following capitalized words and terms shall have the meaning ascribed to them below.

1.1	AFE means Authorization for Expenditure for each well, in accordance to the provisions of the JOA.

1.2
Affiliate means, in connection with a specified Person (the “Specified Person”), (i) other Person who, directly or indirectly, is controlled by or is under common control of such Specified Person or any of its shareholders; (ii) any Person holding directly or indirectly 50% or more of the capital of the Specified Person; and (iii) any Person in whose capital said Specified Person holds directly or indirectly 50% or more of its paid-in capital.

1.3	Agreement means this Farmout Agreement together with its Exhibits and any extension, renewal or amendment hereof agreed to in writing by the Parties.

1.4
Appraisal Well means any well, the purpose of which at the time of the commencement of drilling is to evaluate an accumulation of Hydrocarbons, which accumulation was at that time proven by prior drilling.

1.5	Approval Date means the date on which the Government formally approves or endorses the Assignment of the Participating Interest transferred hereunder, according to Paragraph, Article 3.1

1.6
Assignment means the document to be executed by the Parties, in the exact form attached to this Agreement as Exhibit C for the Transaction Interest assignment, by which the Transaction Interests is transferred and conveyed to the Farmee by the Farmor as provided hereunder.

1.7	Assignment Date means the date on which the parties execute the Assignment documents for the Assignment.

1.8
Completion means an operation intended to complete a well through the Christmas tree as a producer of Hydrocarbons in one or more Zones, including, the setting of production casing, perforating, stimulating the well and production Testing conducted in such operation.  "Complete" and other derivatives shall be construed accordingly.

1.9
Consequential Loss means any indirect or consequential loss howsoever caused or arising whether under contract, by virtue of any fiduciary duty, in tort or delict (including negligence), as a consequence of breach of any duty (statutory or otherwise) or under any other legal doctrine or principle whatsoever whether or not recoverable at common law or in equity. “Consequential Loss” shall be deemed to include, without prejudice to the generality of the foregoing, the following to the extent to which they might not otherwise constitute indirect or consequential loss:

(a)
loss or damage arising out of any delay, postponement, interruption or loss of production, any inability to produce, deliver or process hydrocarbons or any loss of or anticipated loss of use, profit or revenue;

(b)
loss or damage incurred or liquidated or pre-estimated damages of any kind whatsoever borne or payable, under any contract for the sale, exchange, transportation, processing, storage or other disposal of hydrocarbons;

(c)	losses associated with business interruption including the cost of overheads incurred during business interruption;
(d)	loss of bargain, contract, expectation or opportunity;
(e)	any other loss or anticipated loss or damage whatsoever in the nature of or consequential upon the foregoing.

1.10	Conditions Precedent means all of the conditions enumerated in Article 3.1.

1.11	Consideration has the meaning given in Article 4 hereof.

1.12
Continuous First Appraisal:  has the meaning that the first Appraisal Well is drilled using the same drilling rig, and under the same rig mobilization on the Maranta Contract Area, as the Exploration Well in the First Farmin Works.

1.13
Contract means the Maranta E&P Contract attached as Exhibit A effective September 12nd, 2006 by and between Farmor and the AGENCIA NACIONAL DE HIDROCARBUROS (“ANH”) for the exploration and production of hydrocarbons in the Contract Area.

1.14	Contract Area means the area or block more particularly described in the Article 3 of the Contract.

1.15
Development Well means any well, the purpose of which at the time of the commencement of drilling is to produce an accumulation of Hydrocarbons, which accumulation was at that time proven by prior drilling.

1.16	Documents means the Contract, the JOA, the Assignment, and others documents related to this Agreement.

1.17	Effective Date is the date of execution of this Agreement.

1.18
Exploration Well means any well, the purpose of which at the time of the commencement of drilling is to explore for an accumulation of Hydrocarbons, which accumulation was at that time unproven by drilling.

1.19	Farmin Area is the Maranta E&P Contract Area as defined in Exhibit A.

1.20	Farmin Works has the meaning given in Article 4.1

1.21	Government means the AGENCIA NACIONAL DE HIDROCARBUROS (hereinafter ANH”).

1.22	Guarantee means a financial instrument that guarantees payment of an obligation.

1.23	Hydrocarbons mean all substances which are subject to and covered by the Contract, including crude oil and natural gas.

1.24
Interim Period means the period commencing from the date of the execution of this Agreement until the date of satisfaction of all obligations of the Farmee set forth in Article 4.1.A, as accepted by the Farmor.

1.25	JOA means the Joint Operating Agreement.

1.26	Laws means those laws, statutes, rules and regulations governing activities under the Contract, including but not limited to any and all applicable oil and gas regulations.

1.27	Operator means Farmor, which has been designated by the Parties in the Agreement and the parties in the Contract to conduct operations in the Contract Area, in accordance with the Agreement.

1.28	Participating Interest means the undivided interests of such party expressed as a percentage of the total interest, rights and obligations derived from the Contract.

1.29	Person shall mean any individual, corporation, company, partnership, trust, or unincorporated organization.

1.30	Phases: means one of the phases of the Exploration Period referred to in the Contract.

1.31
Senior Managerial Personnel means, with respect to a Party, any individual who functions as its designated manager or supervisor who is responsible for or in charge of onsite drilling, construction or production and related operations, and any individual who functions for that Party or one of its Affiliates at a management level equivalent to or superior to such individual, and any officer or director of that Party or one of its Affiliates.

1.32
Sidetracking means the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties.  "Sidetrack" and other derivatives shall be construed accordingly.

1.33
Testing means an operation intended to evaluate the capacity of a Zone or intervals of interest inside a reservoir to produce Hydrocarbons in the Farmin Area. "Test" and other derivatives shall be construed accordingly.

1.34
Transaction Interest means a Participating Interest of up to 20% Participating Interest of the Farmor interest, or less than 20% pursuant to the Article 13.4 of this Agreement , rights and obligations in the Contract, the JOA and other Documents.

1.35	USD means the currency of the United States of America, the United States Dollar.

1.36
Willful Misconduct or Gross Negligence means an intentional, conscious or reckless disregard by Senior Managerial Personnel of any of the Parties, of good and prudent oil and gas field practice or any of the terms of this Agreement in utter disregard of avoidable and harmful consequences but shall not include any act, omission, error of judgment or mistake made in the exercise in good faith of any function, authority or discretion vested in or exercisable by such Senior Managerial Personnel and which in the exercise of such good faith is justifiable by special circumstances, including but not limited to safeguarding of life, property or the environment and other emergencies.

1.37	Zone means a stratum of earth containing or thought to contain an accumulation of Hydrocarbons separately producible from any other accumulation of Hydrocarbons.

ARTICLE 2

ASSIGNMENT OF INTEREST

2.1	Grant

Subject to the satisfaction of the Conditions Precedent for the assignment of the Transaction Interests and in exchange for the components of Consideration set forth in Section 4.1.A of this Agreement for the Transaction Interest, Farmor shall assign and transfer to Farmee, and Farmee agrees to accept, the Transaction Interests and the Parties shall execute and deliver the Assignment. While the Government approval is granted, this Agreement and the attached JOA shall govern the relations between the Parties. The procedure to obtain such Government approval will only begin after the fulfillment of the Consideration set forth in Section 4.1.A by the Farmee.

For the avoidance of doubt, the assignment and transfer of the Transaction Interests shall take place only after the fulfillment of the components of Consideration set forth in Section 4.1.A of this Agreement for such Transaction Interest by the Farmee.

The relationship between parties, the assignment and the transfer of the Transaction Interest shall take place pursuant to the Colombian law and this farmout agreement.

2.2	Joint Operating Agreement

With the execution of the Assignment, The Parties agree to execute the JOA attached as Exhibit B, herein approved and initialized by the Parties.  The parties agree that the prevision included in Article 3.2 of the JOA, shall be filled out in accordance to the final Participating Interests. The effective date and execution of the JOA shall be the date of satisfaction of all obligations of the Farmee set forth in Article 4.1.A.

2.3	Binding Effect

Farmor and Farmee shall be bound by this Agreement as of the Effective Date and shall fully perform all of their respective obligations under this Agreement.

2.4	Ownership

After the assignment of the Transaction Interest contemplated under this Article 2 and subject to the satisfaction, or waiver, of the Conditions Precedent relating to the Transaction Interest, the Participating Interest of the Farmor and Farmee in the interest, rights and obligations in the Farmin Area shall be:

Emerald Energy PLC Sucursal Colombia:	80%

La Cortez Energy Colombia Inc.:	20%

Total :	100%

Except in the case the Farmee Participating Interest shall be less than 20%, if Article 13.4 of this Agreement is applied.

2.5	Approval

The Farmee shall provide to Farmor within 15 days after the satisfaction of the Consideration for the Transaction Interests by the Farmee foreseen in section 4.1.A, all documentation required for the approval of the Assignment of the Transaction Interest by the Government.  The Assignment of such Transaction Interest shall be executed within 30 days after the satisfaction of the Consideration for such Transaction Interest by the Farmee, and Farmor shall deliver the Assignment within 15 days to the Government for approval.

The Farmor has no obligation whatsoever to ensure approval from Government or third parties and bears no responsibility for the Government’s and third parties’ decisions regarding such approvals.

All the terms and conditions contained in the approval documents executed by ANH for the conveyance of the Transaction Interest, are mandatory and prevail over any condition included in this Agreement. Such documents shall be regarded as part of the Assignment attached in Exhibit C.

In the event that the Government does not approve the Assignment and subject to the fulfillment of the obligation of the Farmee to provide the Farmor with the required documentation for Government’s approval, the Parties shall use their best endeavors to seek in good faith a legal way to enter into an agreement by under equivalent terms of  this Agreement and the JOA, that shall privately govern the relations between the Parties, and the Farmor will continue representing the Parties, as provided in section 2.4, before the Government, their rights, interests and obligations in the Contract.

ARTICLE 3

CONDITIONS PRECEDENT TO ASSIGNMENT

3.1	Conditions to Assignment of the Transaction Interest

The validity of the execution of the Assignment related to the Transaction Interest is subject to the satisfaction or waiver of all of the following conditions, collectively called “Conditions Precedent”, that:

A.	The Farmee fulfills the terms of the Consideration set forth is Section 4.1.A, relating to the Transaction Interest ; and

B.
The Parties obtain approval of the Government to the Assignment in writing as required under the Contract.  If government does not grant the approval the private agreement executed as stated in sections 2.1 and 2.5 shall fulfill this condition;  and

C.	The Parties obtain any other required authority consents for the transfer of the Transaction Interest (if any) proposed to be transferred hereunder in writing; and

D.	The Parties execute the JOA attached herein as Exhibit B.

3.2.	Acts to be Performed:

Each party shall execute all documents, and do all such acts and things within its power to ensure the Conditions to Assignment are satisfied for the assignment of the Transaction Interests.

Notwithstanding, the third parties and the Government approvals are out of the control of the Parties, each party shall execute all documents and do all such acts and things within its power required to obtain such approvals.

3.3.	Penalty Clause

In the event of material breach of this Agreement by any of the Parties, then the other Party has the right to terminate this Agreement by giving notice to the other Party in accordance with the provisions of Articles 10 - NOTICES and 13 - DEFAULT.

Farmee hereby acknowledges that any delay in properly performing their obligations set forth in Article 4.1.A. hereunder shall automatically cause damages to Farmor, as such delay will directly affect the terms of the Agreement.    The affected Party may claim in full any damages suffered as a consequence of a breach or delay of the breaching or delayed Party in the performance of its obligations, in which case such damages shall be proven in accordance with applicable law.   In the event of delay of the Farmee to pay any due sums, the damages shall be exclusive equivalent to the moratory interest foreseen in Clausde 13.1.

ARTICLE 4

CONSIDERATION

4.1	In Consideration for the assignment of the Transaction Interest hereunder, the Farmee agrees to the following :

A.	The Farmee will acquire a 20% Participating Interest in the Farmin Area by paying a carry of the following activities:

A.1 The drilling of the exploratory well of the Farmin Works, by paying a 3.25 to 1 carry of the actual dry-hole cost (including Overhead ); which is  estimated at US$7.50 MM (before overhead)  in accordance with the corresponding  AFE. Farmee shall pay 65% of the dry hole cost. Payment shall consist of a first sum: of$2.433.000 USD payable according to the instructions issued by Farmor, within 12 days after execution  of this Agreement, a second payment of $2.433.000 USD payable within 12 days following the starting of mobilization of the rig, with the remainder on presentation of cash calls related to the Farmin Works.  If after drilling the well it is plugged and abandoned and the actual dry hole cost is different that the estimated above, the Farmee will pay the difference if the actual is higher or the Farmor shall reimburse to the Farmee the difference if the actual dry hole is lower than the estimated.

A.2. If the Farmor decides that the well of A.1 shall be completed, and the Farmee agrees with that decision, then the Farmee will pay 3.25 to 1 of the actual completion cost (including Overhead), which is estimated at US$1.80 MM (before overhead). In summary, Farmee shall pay a total of 65% of the actual cost, if the well is completed. Payment shall consist of an initial sum of $1,170.000 USD, payable within 5 days after a decision or consideration about well completion is required by the Operator, payable according to the instructions issued by Farmor with the remainder or credit payable on presentation of cash calls related to the Farmin Works.  Should Farmee not agree with the well completion decision, this Agreement shall be automatically terminated without further obligations or indemnities to the other Party.

A.3 In addition, Farmee will reimburse Farmor 60% (a 3 to 1 carry) of the actual cost incurred in Phase 1 work obligation currently estimated at $1.660.000 USD. Payment shall consist in a unique sum of $993.000 USD, payable within 5 days after the execution of this Agreement, provided that AFE or invoices of actual cost incurred have been delivered to Farmee.

B.
The Farmin Works shall comprise the drilling, evaluating, testing and completing or plugging and abandoning one (1) Exploration Well in the Maranta Block plus the production testing of this Exploration Well for a sufficient period, not exceeding 48 hours of flow testing per each individual prospective zone (DST’S), plus a total of 72 hours for a comingled flow testing without prejudice of the associated operations required for each flow testing.  The Exploration Well shall be drilled on the Villeta and Caballos Formations at a location determined by the Farmor, and shall be sufficient to test the prospective sandstones of the Villeta and Caballos Formations at a measured total depth expected to be approximately 10.800 feet MD.

C.
After the Farmin Works are executed and Farmee has paid a 3.25 to 1 carry of the Phase 2 and has reimbursed 60% of the cost incurred in Phase 1, all the costs and revenues associated to the block will be shared in the following portions: Farmor 80% and Farmee 20%, except in the case the Farmee Participating Interest shall be less than 20%, if Article 13.4 of this Agreement is applied.

D.	The Farmor, in good faith declares that to the Effective Date it has no knowledge of any environmental debt or old well completion requirement by the Government or any other authorities.

E.
The Parties agree that all costs relating to the drilling of this Exploration Well including, but not limited to, well planning and design, well civil works, rig mobilization and demobilization, drilling, evaluating, testing and completing, and the plugging and abandonment if not completed, shall form part of the costs of the Farmin Works and shall be assumed by the parties in the proportion of their cost participation as per this Agreement and the JOA.

4.2
The Parties agree that in the event of Continuous First Appraisal Well commencing inmediately after the completion of the Exploration well and prior to the long term test of the Farmin Works, in accordance with the provisions of the JOA, the Farmee shall have the right and obligation to participate in such Continuous First Appraisal at a level consistent with the Transaction Interest, and subject to Article 13.4.

4.3	The Parties agree that payments made by Farmee under this Article 4. are not refundable in any circumstances except as stated in Article 4.1.A.1 and Article 13.6.

4.4	Any costs, expenses, fees, or duties payable to the Government in connection with the Assignment, excluding taxes described in Article 8, herein shall be borne and paid by Farmee.

4.5	Farmee shall have the right to audit all costs and payments made under terms and conditions of this Agreement in accordance with the JOA.

4.6	After completion of the work described in Article 4.1, Farmee agrees to pay its Participating Interest share of costs incurred under the Contract and the JOA.

ARTICLE 5

OBLIGATIONS UNDER CONTRACT AND JOA

5.1	Acceptance of Prior Terms
Farmee hereby ratifies, confirms and accepts the terms of the Contract during the Interim Period, and agrees to abide by the terms of the aforementioned agreement.

ARTICLE 6

UNDERTAKING OF THE PARTIES

6.1	Farmor Obligations
During the Interim Period, Farmor shall comply with the following:

A.	Material Developments.

Farmor shall promptly notify Farmee and provide details upon the occurrence of: (a) any written notice of default or termination received or given by Farmor with respect to the Contract, (b) any written notice of any pending or threatened claim, demand, action, suit, inquiry or proceeding related to the Contract, (c) any material damage, destruction or loss to major assets under the Contract, or (d) any event or condition between the date of this Agreement and the Assignment Date that (i) would have a material adverse effect on the business, operations, financial condition or results of operations under the Contract, taken as a whole, or (ii) would render impossible Farmee’s right to the Assignment.

B.
Farmor agrees to consult with Farmee on decisions regarding the Farmin Works under the Contract during the term of this Agreement. Once fulfilled the Considerations in 4.1,A and executed the Farmin Works, Farmor and Farmee agree to follow the rules of the JOA regarding to the voting  on decisions about new works different than the Farmin Works under the Contract during the term of this Agreement. If any dispute arises regarding technical decisions, Operator’s decision will prevail for minimum work obligation over the contract.   However, on matters excluded from the minimum obligations foreseen in the Contract, the Parties shall be subject to an Exclusive Operations procedure as per the terms of the JOA.

C.
The Farmor shall be Operator. The Operator shall perform the Farmin Works operations in accordance with the provisions of the Contract, the Laws and the Agreement; and conduct such operations in a diligent, safe and efficient manner in accordance with such good and prudent petroleum industry practices and field conservation principles as are generally followed by the International Petroleum Industry under similar circumstances. The Operator will charge to the parties 5% as overhead on all the operation cost based on the AFE.  Farmor shall do the best efforts to drill the well of the Farmin Works within 6 months following the Effective Date of this Agreement.

D.
The Operator is liable for the operations in accordance with the fiduciary responsibility he holds as an Operator and shall be liable due to Willful Misconduct or Gross Negligence.  Under no circumstances whatsoever shall any of the Parties shall be liable for indirect damages or Consequential Loss.

E.
The Farmor is not responsible for any circumstances that impede the effective assignment of the Transaction Interest to the Farmee, even in the case Government decides to terminate the Contract with the Farmor, except for its Willful Misconduct or Gross Negligence.

F.	Farmee declares that he has made the due diligence and knows all the information regarding to the contract area.

6.2	Farmee’s Obligations
During the Interim Period Farmee shall comply with each of the following undertakings:
a.
The Farmee agrees to indemnify and hold the Farmor and the Operator harmless for any claims, causes of action, or liabilities, which arise out of the drilling, completion, testing, production, crude commercialization or abandonment of the operations, including the contractual obligations and liabilities related to those activities, except in the case that Farmor or the Operator is guilty of Willful Misconduct or Gross Negligence.

b.
The Farmee agrees to fulfill the requirements of the Government to hold the Transaction Interest, prior to the submission of the Assignment to the Government for the Government’s approval, and to maintain such requirements fulfilled during the period of the Contract.

c.
The Farmee agrees to indemnify and hold the Farmor and the Operator harmless for any claims, causes of action, or liabilities, which arise out any circumstances that impede the effective assignment of the Transaction Interest to the Farmee, even in the case Government decides to terminate the Contract with the Farmor, except in the case that Farmor is guilty of Willful Misconduct or Gross Negligence.

6.3	Mutual Obligations
During the Interim Period, Farmee and Farmor shall comply with each of the following undertakings:
A.
Each Party, as applicable, agrees to satisfy, in an expeditious manner, the Conditions Precedent to the Assignment set forth in Article 3. Notwithstanding, some of these conditions are out of the control of the Parties, each party shall execute all documents and do all such acts and things within its power required to fulfill it.

B.	The Parties shall not take any action nor fail to take any action prior to the Approval Date that would result in a breach of any of its representations and warranties under this Agreement.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

7.1	Farmor’s Representations and Warranties
Except as otherwise disclosed on the attached schedules, Farmor makes the following representations and warranties to Farmee as of the Effective Date:
A.	Farmor's Rights.
Farmor holds 100%  Participating Interest of the Contractor  in the Contract, free and clear of any liens, claims, burdens or encumbrances, other than the liens, claims, burdens or encumbrances in favor of the Government according to the terms of the Contract and applicable Laws.  The Contract is in full force and effect and no notice of default, termination, or breach under the Contract has been received neither by Farmor nor, to the knowledge of Farmor, any other party to the Contract.  The Contract together with applicable Laws, contains the entirety of the obligation of Farmor to the Government, and no other understanding or agreement exists between Farmor and the Government in relation to the subject matter of the Contract except as otherwise disclosed under this Agreement.

B.
Farmor has provided Farmee with complete and correct copies of the Contract. Where Farmor has provided any translation of a Document, Farmor has done so as a courtesy to the Farmee and Farmor makes no representation or warranty as to the accuracy of the translation.

C.
There are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending or to Farmor's knowledge threatened in connection with the Contract or other Documents which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.

D.
Farmor, with bona fides, declares that it does not have knowledge of any cause of action or liability which may originated from circumstances not fereseen in this Article.  From the Effective Date, the Parties shall be responsible to the extent of their participating cost as per this Agreement and the JOA, for any liability originated in circumstances ocurred before the Effective Date or which came to the knowledge of the Farmor after the Effective Date.

7.2	Farmee’s Representations and Warranties
Except as otherwise disclosed in the attached schedules, Farmee makes the following representations and warranties to Farmor as of the Effective Date:
A.	Claims and Litigation.
There are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending, or to Farmee’s knowledge, threatened, against Farmee which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.
B.	Financing.
Farmee will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fulfill all of its obligations under the Contract and this Agreement.

C.	Technical Capability.
Farmee has the technical capability, personnel and resources to fulfill its obligations under this Agreement.
D.
Farmee has satisfactorily performed a satisfactory due diligence, and that it has received all the required and necessary information from the Farmor or any other third party to execute this Agreement.  Such due diligence includes, but is not limited to:

i.
Before entering into this Agreement Farmee had the opportunity to visit and inspect the area of the Contract and its operational conditions thereof studying and accepting, among other, technical, operational and environmental conditions at the site.  Farmee was also allowed free access and the opportunity to verify all technical, geological information and the Contract documentation required, and has been availed the opportunity to meet with and to receive from Farmor all additional information requested; and

ii.
Farmee was also allowed access to and has reviewed all legal documentation required to enter into the Contract and documentation associated to execution hereof.  Farmee is fully satisfied with all aforementioned issues condition;

iii.
Farmee was able to review and represents its agreement with the Contract operations development. Farmee also reviewed all licenses and environmental permits in connection with the Contract and fully accepts them; and

E.
Farmee made an independent decision to accept Transaction Interest, and such assignment is not based on any statement or recommendation from Farmor or any of its officers, representatives or employees and Farmor does not make any express or implicit guarantee as concerns technical conditions or economic potential of the Assets.

F.
Farmee is authorized to conduct business in Colombia and is in good standing in all material respects and with all competent authorities, including without limitation, with ANH and the Ministry of Mines and Energy.

7.3	Mutual Representations and Warranties
The Parties make the following representations and warranties to each other as of the Effective Date:

A.	Corporate Authority.
Each Party is duly organized and validly existing under the laws of the country where it is organized.  To the extent required, each Party is qualified to conduct business in the jurisdiction as necessary to perform the Contract. Each Party has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each Party and constitutes a legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms.
B.	Payments.
Neither Party nor its Affiliates have made, offered, or authorized and will not make, offer or authorize any payment, gift, promise or other advantage, in connection with the matters which are the subject to this Agreement, whether directly or indirectly through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift or promise would violate: (a) the applicable laws of Colombia, the country of operations; (b) the laws of the country of formation of the Party or such Party's ultimate parent company (or its principal place of business); or, (c) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention's Commentaries.
C.	Other Representations and Warranties.
Except as disclosed in schedules attached to this Agreement, the execution, delivery, and performance of this Agreement by each Party, the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof will not, to the best of each Party's knowledge and belief:
(a)           violate any applicable Laws, judgment, decree or award;

(b)           contravene the organization documents of a Party; or
(c)           result in a violation of a term or provision, or constitute a default or accelerate the performance of an obligation under any contract or agreement executed by a Party hereto.
D.
All representations and warranties given under this Article 7 shall, for the Contract term, be deemed repeated and valid, true and correct as of the Approval Date, and each Party agrees to inform the other Party of any material changes to the facts in the representations and warranties prior to the Approval Date or the execution of the Assignment, whichever is later.

E.
Each of the Parties agrees to indemnify and hold the other Party harmless for any claims, causes of action, or liabilities, which arise out of the breach of any of the warranties and representations under this Article by the indemnifying Party.

7.4	Disclaimer of Other Representations and Warranties
Except for the representations and warranties provided in this article, Farmor and Farmee make no, and disclaim any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including, without limitation, the accuracy or completeness of any data, reports, records, projections, information, or materials now, heretofore, or hereafter furnished or made available to Farmee in connection with this agreement.
7.5	Exclusion of Consequential Loss
Under no circumstances whatsoever shall either Party be liable to the other for Consequential Loss arising out of any breach by that Party of the representations and warranties provided in this article.

ARTICLE 8

TAX

8.1	Tax Obligations
Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Contract and under this Agreement.  Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party.  If such allocation is not accomplished due to the application of the Laws or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended.  Operator shall provide the other Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.
8.2	Joint Levy

If interpretation or enforcement of the Contract by the Government imposes joint and several liability on the Parties for any levy, charge or tax, the Parties agree to cross indemnify each other to the extent that such levy, charge or tax is owed by one Party individually.

ARTICLE 9

CONFIDENTIALITY

9.1
Except as otherwise provided in the Contract, each Party agrees that all information disclosed under this Agreement, except information in the public domain or lawfully in possession of a Party prior to the Effective Date, shall be considered confidential and shall not be disclosed to any other person or entity without the prior written consent of the Party which owns such confidential information. This obligation of confidentiality shall remain in force during the term of the Contract. Notwithstanding the foregoing, confidential information may be disclosed without consent and without violating the obligations contained in this Article in the following circumstances:

(1)	to an Affiliate provided the Affiliate is bound to the provisions of this Article 9 and the Party disclosing is responsible for the violation of an Affiliate;

(2)	to a governmental agency or other entity when required by the Contract or by as a court of law;
(3)	to the extent such information is required to be furnished in compliance with the applicable Laws, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;
(4)
to attorneys engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such attorneys' work for such Party and such attorneys are bound by an obligation of confidentiality;

(5)	to contractors and consultants engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;
(6)
to a bona fide prospective transferee of a Party’s Participating Interest, or portion thereof, to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate's shares);

(7)	to a bank or other financial institution to the extent appropriate to a Party arranging for funding;
(8)
to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that  such Party shall comply with the requirements of Article 14.10 hereunder;

(9)	to its respective employees, subject to each Party taking sufficient precautions to ensure such information is kept confidential;
(10)	to the extent any information which, through no fault of a Party, becomes a part of the public domain; and
(11)	to the other parties to the Contract and the Government solely to the extent as may be required to satisfy the Conditions to Assignment.
9.2
Disclosure as pursuant to Articles 9.1(5), (6), (7) and (11) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least as long as the period set out above and to use the information for the sole purpose described in Articles 9.1(5), (6), (7), and (11), whichever is applicable, with respect to the disclosing Party.

ARTICLE 10

NOTICES

All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in Spanish) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and properly addressed to the other Party. Verbal communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only.  A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received.  “Received” for purposes of this Article shall mean actual delivery of the notice to the address of the Party specified hereunder.
Name:  Emerald Energy PLC Sucursal Colombia
Address:	Carrera 9 A No. 99-02. Oficina 603 D. Edificio Citibank. Bogotá, D.C., Colombia
Attention:	General Manager, Julian Garcia
Facsimile:	6513500 ext 504
Email:	jgarcia@emerald.com.co
Telephone:	(571) 6513500 ext 503.

Name:  La Cortez Energy Colombia, Inc.
Attention:	General Manager, Andrés Gutierrez
Address:	Calle 67 No. 7-35 Of. 409
Facsimile:	(571) 6056937
Email:	agutierrez@lacortezenergy.com
Telephone	(571) 4852020

ARTICLE 11

LAW AND DISPUTE RESOLUTION

11.1	Governing Law
The substantive law of Colombia, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of disputes between or among Parties.

11.2	Dispute Resolution
Except as may be agreed otherwise in the JOA, all disputes arising out of or in connection with this Agreement, that Parties do not resolve amicably within a period of 30 days, shall be referred to and finally resolved by arbitration under the rules of the Chamber of Commerce of Bogotá  Arbitration. The arbitration shall be held in Bogotá, D. C.,  and the language of the arbitration shall be Spanish. The number of arbitrators shall be three, each party may appoint one of them, the other arbitrator shall be appointed by the Chamber of Commerce of Bogotá.  If one othe Parties does not appoint its arbitrator, shall be appointed by the Chamber of Commerce of Bogotá The Parties may not interrupt their obligation under the Agreement with respect to issues not directly related to the Arbitration.

ARTICLE 12

FORCE MAJEURE

If as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period.  The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments.  Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure.  The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in a commercially reasonable manner but shall not be obligated to settle any labor dispute except on terms acceptable to it. All such disputes shall be handled within the sole discretion of the affected Party.  For the purposes of this Agreement, “Force Majeure” shall have the same meaning as is set out in the Contract.

ARTICLE 13

DEFAULT

13.1
If Farmee fails to comply with any obligations under this Agreement, Farmee shall be in default and such amounts due shall accrue interest, on a monthly basis,  at the rate per annum equal to the one month term, London Interbank Offered Rate (LIBOR) for U.S. dollars deposit, as published in London by the Financial Times or if not published then by the Wall Street Journal, plus 10% per year, applicable on the first business day prior to due date of payment and calculated from the due date until the date of payment.  With regard to the first payment in Article 4.1.A.1, Farmee shall then have a term of 10 days to rectify.  If Farmee does not rectify within such time, this Agreement will be automatically terminated and Farmee will lose all rights and all amounts up to US$500.000 paid before.

13.2
With regard to the second payment foreseen in Article 4.1.A.1, Farmee shall then have a term of 10 days to rectify.  If Farmee does not rectify during such time, the Farmee will lose a part of its expected rights as per the formula foreseen in Article 13.4.

13.3	With regard to the payment foreseen in Article 4.1.A.3, Farmee shall then have a term of 2 days to rectify.

If not rectified within such time, this Agreement will be automatically terminated with the obligation to pay a penalty of $500.000 USD.

13.4
For the other cash payment obligations herein, if the Farmee does not rectify the default within 5 days of the receipt of the Default Notice, the Farmor may issue notice of a breach of the Agreement and the Farmee will lose a part of its expected rights of 20% of working interest in a proportion equivalent to the amount of the breach of the total actual cost of the Farmin Works and will loose an additional 5% working interest. For the avoidance of doubt, i.e. If the Farmee had paid 50% of the Farmin Works cost against its commitments of 65%, the gained interest will be 10.38% of working interest in the block. ((50%/64%*20%)-5%).

13.5
If after such breach of contract, Farmee decides to continue investing and sharing cost of the Farmin Works, Farmee shall pay 65% of the rest of the Farmin Works cost without prejudice to the reduction of the working interest mentioned above.

13.6
If the Farmor, despite its best efforts, does not drill the well of the Farmin Works within 6 months of the Effective Date, or if the Contract is terminated by the ANH within the same period, by causes imputable to Farmor, except in the event of Force Majeur or Fortuitous event Farmor shall be in default and any amounts received from the Farmee due shall accrue interest, at the same rate foreseen in Article 13.1 on the sums received by Farmee, calculated from the date the amounts were received by Farmor, and until the date of payment.  Farmor shall then have a term of 30 days to comply with the obligation.  Farmee shall then have a term of 15 days within which it may send a Default Notice, explaining the reasons of the alleged default.  If the Farmor does not rectify the default within 15 days of the receipt of the Default Notice, the Farmor will reimburse the sums paid by Farmee under the Agreement and the Agreement will be terminated.

ARTICLE 14

GENERAL PROVISIONS

14.1	Language

All the communication between the Parties regarding this Agreement or its execution shall be conducted in Spanish. As well, the Assignment and other documentation required to execute before the authorities of the Republic of Colombia shall be performed in Spanish. The only documents to be conducted in English are this Agreement and the JOA.

14.2	Relationship of Parties
The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, or association or (except as explicitly provided in this Agreement) a trust.  This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement or the JOA.
14.3	Further Assurances
Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.
14.4	Waiver
No waiver by any Party of any one or more defaults by the other Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character.  Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its right under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.
14.5	Joint Preparation
Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same.  Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

14.6	Severance of Invalid Provisions
If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.
14.7	Modifications
There shall be no modification of this Agreement except by written consent of all Parties.
14.8	Priority of Agreement
In the event of any conflict between the provisions of the main body of this Agreement and its Exhibits, the provisions of the main body of the Agreement shall prevail. In the event of any conflict between this Agreement and the JOA, this Agreement shall prevail. In the event of any conflict between this Agreement and the Contract, this Agreement shall prevail unless such would be in violation of the Laws of the Republic of Colombia or the terms of the Contract.
14.9	Interpretation
A.
Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

B.	Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.
C.	Gender. Reference to any gender includes a reference to all other genders.
D.	Article. Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of the Agreement.
E.	Include. "include" and "including" shall mean to be inclusive without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

14.10	Counterpart Execution
This Agreement may be executed in two (2)  counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Farmor is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.
14.11	Public Announcements
No public announcement or statement regarding the terms or existence or this Agreement shall be made by either Party without prior written consent of Farmor which shall not be withheld without justification.
After fulfilling the Considerations, the JOA rules about Public Announcements will apply.
Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations; provided that no public announcement or statement shall be issued or made unless, at least five days prior to its release, all the Parties have been furnished with a copy of such statement or announcement and the Operator has obtained their comments or corrections to the anouncement   Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Operator is authorized to issue and make such announcement or statement without prior approval of the Parties, but shall promptly furnish all the Parties with a copy of such announcement or statement.
14.12.	Trading in Securities of each Party
For the duration of this Agreement and a period of one (1) year thereafter, the Farmee or the Farmor shall not hold, trade or otherwise deal, or procure the holding, trading or otherwise dealing in the securities of Emerald Energy plc or La Cortez Energy Inc.  or any of its Affiliated Companies directly related to the Contract, the Area Contract and/or this Agreement, without the prior written consent of the Farmor.

14.13.	Solicitation of Farmor’s Employees
For the duration of this Agreement and a period of one (1) year thereafter, the Farmee or the farmor shall not solicit the employment of any of the Farmor’s / Farmee’s  employees or full time contractors, or procure the solicitation of any of the Farmors’s/ Farmee’s employees or full time contractors for the purposes of employment.
14.14	Entirety
With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.
14.15	Costs
Each of the Parties to this Agreement shall assume their respective legal, accounting and/or counsels’ fees in connection with negotiation, preparation and entering into this Agreement.
14.16	Voidance
If by any reason any of the previsions under this Agreement would be voided, the remaining provisions herein shall, the foregoing notwithstanding, generate all effects. If any provision herein would be unacceptable and/or inapplicable in any jurisdiction, such provision shall not be voided and will not lose its effect in any other jurisdiction.
14.17	Assignment
This Agreement will oblige and inure for the benefit of the Parties, their permitted successor and assignees. The Parties will have the right to assign their rights and obligations under this Agreement to any directly or indirectly owned Affiliate, controlling or controlled company, or to the branch of an affiliated company, but such assignment shall be subject to the terms foreseen in Article 15.
14.18	Third Party Rights
This Agreement shall not be construed to confer any benefit on any person not being a Party to this Agreement nor shall it provide any rights to such person to enforce any of its provisions. The provisions of the English Contracts (Rights of Third Parties) Act 1999 are expressly excluded.
14.19	Time
Time is essential for complying with obligations provided under this Agreement.

ARTICLE 15

ASSIGNMENT OF INTEREST

Should the Farmee desire to sell all or any part of its interests under this Agreement, prior to fulfillment of the Considerations in Article 4.1.A. Farmee shall obtain the prior authorization from Farmor. After fulfillment of Considerations in Article 4.1.A., the rules of JOA about Assignment of Interest will be applicable. IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date set out in the first sentence of this Agreement.

For the Farmor,

Name:
Legal Representative
Emerald Energy PLC Sucursal Colombia

For the Farmee,

Name:
Legal Representative
La Cortez Energy Colombia Inc.